Exhibit 10.28

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement, effective as of March 1st 2023 (“Effective Date”), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 450 Brookline Ave., Boston, MA 02215 (“DFCI”) and Aspira Women’s Health Inc., a corporation having a principal place of business at 35 Nutmeg Drive, Suite 260, Trumbull, CT06611 (“LICENSEE”). Each of DFCI and LICENSEE may be referred to herein as a “Party” or collectively as the “Parties.”

Background

WHEREAS, The Brigham and Women’s Hospital, Inc. (“BWH”), Medical University of Lodz (“MUL”), and DFCI (collectively “INSTITUTIONS”), have certain ownership rights in the Licensed Intellectual Property, as later defined; and

WHEREAS, INSTITUTIONS desire to promote the public interest by granting a license to the Licensed Intellectual Property; and

WHEREAS, INSTITUTIONS have agreed to give DFCI the sole authority to negotiate a license to the Licensed Intellectual Property per the Inter Institutional Agreement with the effective date of June 1, 2020 (DFCI # A11377); and

WHEREAS, LICENSEE has represented to DFCI that it has the capabilities and/or experience to develop, produce, market and sell products utilizing technology that is similar to the technology that is the subject of this Agreement and has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest; and

WHEREAS, LICENSEE desires to obtain a license to INSTITUTION’s rights in the Licensed Intellectual Property, and DFCI is willing to grant a license upon the terms and conditions of this Agreement.

NOW, THEREFORE, DFCI and LICENSEE agree as follows.

ARTICLE 1 – DEFINITIONS

The following terms set forth in this ARTICLE I have the meanings set forth below:

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) is the type that the registrant treats as private or confidential.

1.1.	“Agreement” means this Exclusive License Agreement, including all attached schedules.

1.2.

“Affiliate” means any Person that is controlled by, controlling, or under common control with LICENSEE or an INSTITUTION. For this purpose, “control” means either (a) direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the relevant entity, (b) having the right to direct, appoint or remove a majority of members of such entity’s board of directors (or their equivalents) or (c) having the power to control the general management of such entity, in each case whether by law or contract.

1.3.

“Applicable Law” means any national, international, supra-national, federal, state or local laws, treaties, statutes, ordinances, rulings, rules and regulations, including any rules, regulations, guidance or guidelines, or requirements of any regulatory authorities, national securities exchanges or securities listing organizations, governmental authorities, courts, tribunals, agencies, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.4.

“Calendar Quarter” means a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.5.

“Calendar Year” means a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.6.

“Change of Control” means shall mean (i) a merger or consolidation of LICENSEE in which LICENSEE’s shareholders immediately prior to such transaction hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such transaction, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of LICENSEE, (iii) the sale or other transfer to a Third Party of all or substantially all of LICENSEE’s assets; or (iv) insolvency or dissolution.

1.7.	“Companion Diagnostic” means any diagnostic assay or device used for patient stratification in connection with a therapeutic agent for the treatment of ovarian cancer.

1.8.	“Competitive Infringement” shall have the meaning set forth in Section 7.2(a).

1.9.

“Confidential Information” means all proprietary or confidential information or material in tangible form disclosed hereunder, or proprietary or confidential information otherwise disclosed in non-tangible form hereunder; including all technical and non-technical information disclosed by either Party to the other in any form, electronic data and other proprietary information, samples, compounds, methods, formulas, processes, protocols, technologies and equipment employed, information relating to quality assurance, procedures for and record keeping, techniques, inventions, Know-How, apparatus, and formulae, any and all technical and non-technical information including patent and patent applications, trade secrets, proprietary and confidential information, ideas, techniques, sketches, diagrams, drawings, works of authorship, models, inventions, know- how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Licensee, including without limitation the Licensee’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information the LICENSEE provides regarding third parties, all other information that the receiving party knew, or reasonably should have known, was the Confidential Information of the disclosing party, and confidential information. related to the respective party’s current, future and proposed compounds, compositions, and biological materials.

1.10.

"Contractor" means a Third Party Distributor, contract research organization, or manufacturing organization that performs specific research, manufacturing or distribution services under a written contract on behalf of LICENSEE, a Sublicensee or their Affiliates.

1.11.

“Control” or “Controlled” means, with respect to any Licensed Know-How, Patent Rights, Licensed Process, or other intellectual property right, the possession by a Party of the right to grant a license, sublicense or other right to such Licensed Know-How, Patent Rights, Licensed Process or other intellectual property right without (i) violating the terms of any agreement or other arrangement with any Third Party, (ii) incurring any payment obligation to a Third Party, and (iii) violating any Applicable Law.

1.12.

“Cover” means, with respect to a given product, process, method or service, that a Valid Claim (and in the event such Valid Claim is contained in a pending patent, assuming such patent is issued) would, absent a license thereunder, be infringed by the research, development, making, using, sale, offering for sale, importation or other exploitation of such product, process, method or service.

1.13.	“Development Plan” shall have the meaning set forth in Section 5.1(b).

1.14.	“Diligence Benchmarks” shall have the meaning set forth in Section 5.1(c).

1.15.

“Distributor” means any Third Party that purchases its requirements for Royalty Bearing Product in final packaged form from LICENSEE or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market and resell such Royalty Bearing Product in a country; provided that a Third Party that pays LICENSEE, or an Affiliate or Sublicensee, a royalty or similar payment based on the sale or transfer by such Third Party of Royalty Bearing Product shall be a Sublicensee, and not a Distributor, for purposes of this Agreement.

1.16.

“Enabled Product” means (a) any product other than a Licensed Product, or (b) any process, method or service other than a Licensed Process, in each case of clauses (a) and (b) of this Section 1.16 that is discovered, designed, developed or tested, in whole or in part, by LICENSEE, its Affiliates or Sublicensees through the use of Licensed Intellectual Property.

1.17.

“Field of Use” means all prognostic and diagnostic uses to identify ovarian cancer in humans, including to monitor patients for residual or relapsing ovarian cancer who have been treated for ovarian cancer. For avoidance of doubt, Field of Use explicitly excludes any and all companion diagnostics uses, , including but not limited to, where a Companion Diagnostic is used for patient stratification in connection with a therapeutic agent for the treatment of ovarian cancer.

1.18.

“First Commercial Sale” means the first sale, transfer, or disposition for value to an end user of such Royalty Bearing Product by or on behalf of LICENSEE, an Affiliate or Sublicensee which results in Net Sales in a country in the Territory.

1.19.	“Indemnitees” shall have the meaning set forth in Section 9.1.

1.20.	“Investigators” means Dr. Dipanjan Chowdhury, Dr. Kevin Elias, and Dr. Wojciech Fendler.

1.21.

“Know-How” shall mean all commercial, technical, scientific and other know-how and information, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, Software, specifications, data and results, in all cases, whether or not confidential, proprietary or patentable, and whether in written, electronic or any other form.

1.22.

“Licensed Process” means any process, method or service the use, performance, sale or offer for sale of which (or a part thereof) is Covered by a Valid Claim or (b) which incorporates the Licensed Know-How in whole or in part.

1.23.	“Licensed Intellectual Property” means Patent Rights or Licensed Know-How, individually or collectively.

1.24.

“Licensed Know-How” means the Know-How Controlled by INSTITUTIONS which (a) was discovered, invented, or developed At INSTITUTIONS before the Effective Date by one or more Investigators in the performance of research directly related to the Patent Rights as listed in Schedule 1a; (b) disclosed to LICENSEE by INSTITUTIONS within three (3) months of the Effective Date and; (c) is necessary or useful for practicing or otherwise exploiting a Licensed Product, Licensed Process, or another invention Covered by the Patent Rights.

1.25.

“Licensed Product” means any article, device, or composition, or other product (a) the making, using, selling, offering for sale or importing of which product (or part thereof) is Covered by one or more Valid Claims of the Patent Rights, or (b) that is made, used, or sold according to a Licensed Process; or (c) that employs incorporates Licensed Know-How.

1.26.	“Net Sales” means:

(a)

the gross income billed or invoiced (or, if greater or not otherwise billed or invoiced, the gross amount received) by or on behalf of LICENSEE, its Affiliates or Sublicensees from the sale or transfer of a Royalty Bearing Product or a service performed using a Royalty Bearing Product to Third Parties (including Distributors and end users) less the following deductions to the extent such deductions (i) are appropriately allocated to the Royalty Bearing Product, (ii) do not exceed reasonable and customary amounts in the country in which the transaction occurs and (iii) are consistent with the accounting standards of the selling Person, and for avoidance of doubt shall not exclude any tax liabilities of selling Person:

(i)

Outbound transportation charges, invoiced freight, postage, shipping and insurance, handling and other transportation costs actually incurred and documented by LICENSEE, or allowances actually paid or granted;

(ii)	Trade, quantity or cash discounts, if any, to the extent actually allowed and taken;

(iii)	Credits or allowances made or given due to rejects, returns, or retroactive price reductions for any amount not collected that are specifically identifiable to Royalty Bearing Products;

(iv)

Any tax or governmental charge (including without limitation sales, value added or excise taxes), tariffs, customs, duties, surcharges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of licensed products that are incurred at the time of sale or otherwise connected with the sale or transportation, use or delivery of Royalty Bearing Products paid by LICENSEE, its Affiliate or Sublicensee that is reflected on a document of sale and not recovered from the purchaser.

(b)

In the case of a transfer of a Royalty Bearing Product within LICENSEE or between or among LICENSEE, a Sublicensee or their Affiliates for further sale or other transfer by such transferee, Net Sales shall be as defined in (a).

(c)

No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE, its Affiliates or Sublicensees, and on its payroll, or for cost of collections.

(d)

Neither LICENSEE nor an Affiliate or Sublicensee of LICENSEE shall accept non-monetary consideration for any Royalty Bearing Product or any service performed using any Royalty Bearing Product without the prior written consent of DFCI, which shall not be unreasonably withheld.

(e)

With the exception of any reimbursements eligible for patient assistance programs ("PAP") or financial assistance programs ("FAP"); if a Royalty Bearing Product or a service performed using any Royalty Bearing Product is billed, invoiced or otherwise transferred at a discounted price that is substantially lower than the customary prices charged by LICENSEE, its Affiliate or Sublicensee, as determined solely by LICENSEE, or billed, invoiced, or in accordance with the preceding paragraph or otherwise transferred for non-monetary consideration (whether or not at a discount), Net Sales will be calculated based on the average non-discounted amount charged for the Royalty Bearing Product or such service in an arms-length transaction to an independent Third Party during the same Calendar Quarter in the same country or, in the absence of such sales, on the fair market value of the Royalty Bearing Product or such service at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business.

(f)	Notwithstanding the foregoing, transfers or dispositions of Royalty Bearing Product:

(i)	in connection with patient assistance programs,

(ii)	for charitable or promotional purposes, or

(iii)	for preclinical, clinical, regulatory or regulatory purposes or under so-called “named patient” or other limited access programs,

shall not, in any such case, result in Net Sales or constitute a First Commercial Sale of such Royalty Bearing Product if LICENSEE, its Affiliates or Sublicensees do not receive compensation for such transfers or dispositions in excess of LICENSEE’s, its Affiliates’ or Sublicensees’ cost for such Royalty Bearing Product.

(g)	Net Sales shall be deemed to occur on the receipt of consideration for a Royalty Bearing Product or a service performed using any Royalty Bearing Product.

1.27.

“Patent Challenge” shall mean any challenge to the validity, patentability, enforceability or non-infringement of any of the Patent Rights or otherwise opposing any of the Patent Rights through a legal or administrative proceeding.

1.28.

“Patent Rights” means (a) the patents and patent applications listed in Schedule 2, (b) any conversion, continuation, division, or substitution thereof, (c) any continuation-in-part to the extent directed to subject matter specifically described in, and entitled under 35 U.S.C. § 120 to the priority date of, the patent application described in clause (a) of this Section 1.24, (d) any patents issuing on the patent applications described in clauses (a) through (c) of this Section 1.24 and (e) any reissues, reexaminations or extensions of the patents and any foreign counterparts of the patent applications and patents in each case as described in clauses (a) through (d) of this Section 1.24.

1.29.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

1.30.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any regulatory authority with respect to a Royalty Bearing Product in a country or jurisdiction in the Territory, other than a patent, including exclusivity for an approved New Drug Application (as defined in the FFDCA) or any corresponding foreign application in the Territory, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

1.31.	“Royalty Bearing Product” means any Licensed Product, Licensed Process, or Enabled Product.

1.32.

“Royalty Term” means, on a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, the period of time beginning on the date of the First Commercial Sale of a Royalty Bearing Product in a country and ending on the later of (i) the expiration of the last to expire Valid Claim of a Patent Right Covering such Royalty Bearing Product in such country; (ii) the tenth (10th) anniversary of the First Commercial Sale of such Royalty Bearing Product in such county; or (iii) the expiration of all Regulatory Exclusivity for such Royalty Bearing Product in such country.

1.33.

“Software” means the Object Code only for the machine learning algorithm, subject to copyright (DFCI case# 3208, BWH Case# 2023-054), to be used in tandem with next generation sequencing technology to profile circulating 𝜇𝜇RNA’s as a diagnostic test for ovarian cancer subject to the term listed in Schedule 1b.

1.34.

“Sublicense” means any Agreement between Aspira and a third party that contains a grant to Licensed Intellectual Property regardless of the name given to the agreement by the parties, wherein Aspira is receiving income from the third-party on sales of a Royalty Bearing Product. For clarity, any agreement between Aspira and a Contractor shall not be considered a Sublicense.

1.35.

“Sublicense Income” means consideration in any form other than running royalties on Net Sales that LICENSEE or an Affiliate receives from a Sublicensee or its Affiliates. Sublicense Income shall include any upfront payments, license or option fees, lump sum payment, equity securities, milestone payments and other payments. In the event LICENSEE or any of its Affiliates receives non-cash consideration in connection with a Sublicense, Sublicense Income shall be calculated based on the fair market value of such consideration at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.36.	“Sublicensee” means a Person to which LICENSEE has granted a Sublicense.

1.37.	“Taxes” shall have the meaning set forth in Section 4.3(b).

1.38.	“Term” shall have the meaning set forth in Section 8.1.

1.39.	“Territory” means worldwide.

1.40.	“Third Party” means any Person other than INSTITUTIONS, LICENSEE or any of their respective Affiliates.

1.41.

“Valid Claim” means (a) a claim in an issued and unexpired patent included in the Patent Rights that: (i) has not been permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and has not been appealed within the time allowed for appeal or is otherwise not subject to appeal, (ii) has not been abandoned, admitted to be invalid or unenforceable through reissue or disclaimer or otherwise and (iii) has not been lost through an interference, reexamination, reissue, or other proceeding, and has not been appealed within the time allowed for appeal or is otherwise not subject to appeal, or (b) a pending claim of a pending patent application included in the Patent Rights which has not been finally rejected by an administrative agency action from which no refiling can occur and no appeal can be taken and which has been pending for no more than seven (7) years from the date of that the first substantive office action has been received for such application (excluding restriction requirements, notices to file missing parts, and the like). The invalidity of a particular claim in one or more countries shall not invalidate such claim in any remaining countries. For the avoidance of doubt, a pending claim of a patent application filed pursuant to the Patent Cooperation Treaty shall be considered pending in all designated jurisdictions.

ARTICLE 2 – GRANT OF LICENSES, RESERVED RIGHTS AND SUBLICENSING

2.1.	License Grants.

(a)

Subject to all of the terms and conditions of this Agreement (including without limitation the non- exclusive license granted to the United States government in Section 2.4, and Institution’s rights in the Patent Rights), DFCI grants to LICENSEE an exclusive, royalty-bearing license under Institution’s rights in the Patent Rights, with the right to grant Sublicenses in accordance with Section 2.8, including to market, have marketed, promote, distribute, make, have made, use, offer to sell, sell, have sold, import, perform and practice the Patent Rights in the Territory in the Field of Use during the Term.

(b)

Subject to all of the terms and conditions of this Agreement, DFCI grants to LICENSEE a non- exclusive, royalty-bearing license under the Licensed Know-How, with the right to grant Sublicenses in accordance with Section 2.8, to make, have made, use, offer to sell, sell, import, perform and practice the Licensed Know-How in the Territory in the Field of Use during the Term.

(c)

Subject to all of the terms and conditions of this Agreement and the additional terms listed in Schedule 3, DFCI grants to LICENSEE a limited, non-exclusive, non-transferrable, and non- sublicensable license to install and use, at a single Site, the Software in the Field of Use during the Term, unless sooner terminated as provided in this Agreement, and to modify the Software only as necessary to run and use the Software on LICENSEE’s system, all in accordance with the provisions of this Agreement, including without limitation the provisions in Schedule 3, and the provisions governing the review and approval of Modifications by DFCI.

2.2.

Option. During the term of this agreement, LICENSEE shall reach out to DFCI periodically to determine whether DFCI has received any invention disclosure from the Investigators relating to the Field of Use (“Invention”). If DFCI has received such an invention disclosure, and only after aforementioned outreach by LICENSEE, DFCI shall notify LICENSEE within sixty (60) days of the availability for licensing of such Invention. Thereafter, the Parties may enter in an exclusive option agreement under which LICENSEE shall have the opportunity to review the Invention and exercise an option to license the Invention subject to the terms of such an option agreement.

2.3.

Affiliates. LICENSEE has the right to have some or all of its rights or obligations under this Agreement exercised or performed on LICENSEE’s behalf by one or more of its Affiliates, such exercise or performance to be consistent with all of the terms and conditions of this Agreement. If an Affiliate of LICENSEE does assume any of LICENSEE’s obligations under the Agreement, LICENSEE guarantees performance by the Affiliate of such obligation. Any act or omission of an

Affiliate which would be a breach of this Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this Agreement. If DFCI has a claim arising under this Agreement against an Affiliate, DFCI may seek a remedy directly against LICENSEE and may, but is not required to, seek a remedy against the Affiliate. Notwithstanding anythingto the contrary in this Agreement, in no event shall an Affiliate of LICENSEE have the right to grant a sublicense of any rights licensed to LICENSEE under this Agreement.

2.4.

Distributorships. LICENSEE, Affiliates, and Sublicensees shall have the right, in their sole discretion, to appoint any other Person, in the Territory, to distribute market and sell the Royalty Bearing Product.

2.5.

Copromotion. LICENSEE, Affiliates, and Sublicensees shall have the right, in their sole discretion, to co- promote Royalty Bearing Products with any other Person, or to appoint one or more Third Parties to promote Royalty Bearing Products in all or any part of the Territory.

2.6.

No Implied Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise under any other technology, patent applications or patents owned, licensed or otherwise controlled in whole or in part by DFCI other than the Licensed Intellectual Property as set forth in this Agreement.

2.7.	Reserved Rights. Notwithstanding anything to the contrary in this Agreement, the licenses granted by DFCI under this Agreement are subject to the following reserved rights:

(a)

The rights of the United States of America, as set forth in (i) Public laws 96-517 and 98-620, the regulations promulgated thereunder and any successor statutes and regulations, in each case as amended from time to time and (ii) the policy of any funding agencies. Any rights granted hereunder which are greater than permitted by the rights reserved by the United States of America detailed in the preceding sentence are subject to modification as required to conform to such rights reserved.

(b)

INSTITUTIONS’ and their Affiliates’ right to make, have made, use, and import subject matter described and/or claimed in the Licensed Intellectual Property for non-commercial research, clinical, and academic purposes including publishing of information included in the Licensed Intellectual Property. For purposes of clarity, INSTITUTIONS entering into an agreement with a contract research organization for the furtherance of a non-commercial project at INSTITUTIONS, or any agreement or conducting activities with or on behalf of (or accepting any funding from) any for-profit third party entities including under a sponsored research agreement shall be considered non-commercial research.

(c)

INSTITUTIONS’ and their Affiliates’ right to grant non-exclusive, non-transferable licenses under Patent Rights to other academic, government or non-profit institutions in the Field of Use in the Territory for non-commercial purposes, including research, clinical, teaching, and education purposes.

2.8.	Sublicensing.

(a)

General. LICENSEE has the right to grant Sublicenses under this Agreement in accordance with and subject to the terms and conditions of this Agreement; provided that any Sublicense by LICENSEE of the rights granted under Section 2.1(b) must be accompanied by a Sublicense of the rights granted to LICENSEE under Section 2.1(a). Notwithstanding anything to the contrary in this Agreement, it is expressly understood that LICENSEE and its Sublicensees shall not grant a Sublicense to any company engaged in the sales of tobacco or tobacco-related products. LICENSEE remains responsible for the operations of any Sublicensee under a Sublicense, as if the operations were carried out by LICENSEE under this Agreement. Notwithstanding any Sublicense, LICENSEE shall remain primarily liable to DFCI for all of LICENSEE’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this Agreement. Any Sublicenses granted by LICENSEE shall not include the right to grant any further Sublicenses other than as may be agreed to in writing by DFCI, any permitted further Sublicenses to be subject to all restrictions on the granting of Sublicenses herein. If DFCI has a claim arising under this Agreement against a Sublicensee, then DFCI may seek a remedy directly against LICENSEE and may, but is not required to, seek a remedy against the Sublicensee. If a Sublicensee (or an Affiliate of such Sublicensee) undertakes a Patent Challenge of any such Patent Right under  which such Sublicensee is sublicensed, then LICENSEE, upon receipt of notice from DFCI of such Patent Challenge, will terminate the applicable Sublicense.

(b)	Notice. LICENSEE shall promptly notify DFCI in writing of the identity of any prospective Sublicensee.

(c)

Form and Content of Sublicenses. LICENSEE shall issue any Sublicense(s) granted by it under this Agreement in writing. LICENSEE shall include the equivalent of at least the following provisions in all Sublicenses:

(i)

Sublicensee shall use its best efforts to bring the subject matter of the Sublicense into commercial use as quickly as possible and shall report at least annually to LICENSEE on such efforts and its operations under the Sublicense;

(ii)

DFCI shall be an intended third party beneficiary under the Sublicense with the right to enforce the applicable terms of the Sublicense, including intellectual property ownership and enforcement, indemnification obligations, insurance and compliance with laws, and termination provisions;

(iii)	Sublicensee shall indemnify, defend and hold the Indemnitees harmless to at least the extent that LICENSEE is obligated to indemnify the Indemnitees under Section 9.1 of this Agreement;

(iv)

Sublicensee shall make payments due to LICENSEE in relation to Net Sales of Royalty Bearing Products in a timely manner, so that LICENSEE may comply with its obligations to make payments to DFCI as set forth in ARTICLE III and ARTICLE IV of this Agreement;

(v)	If Sublicensee undertakes a Patent Challenge with respect to any Patent Rights under which the Sublicensee is sublicensed, then LICENSEE will be permitted to terminate such sublicense agreement;

-5.6 (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity, Other Agreements), ARTICLE VI
(vi)	Sublicensee will comply with the applicable terms and conditions of this Agreement, including Section 2.7 (Reserved Rights), Section 4.2.(a) (Books and Records) and 4.2.(b) (Inspections), Sections 5 .2
(Patent Preparation, Filing, Prosecution and Maintenance ), A
RTICLE VII (Patent Infringement and Enforcement), Section 8